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                                                                 EXHIBIT 10.3

                          TRANSITION SERVICE AGREEMENT

         This Transition Service Agreement is made and entered into as of this 30th day of May, 1995 (the "Agreement") by and between Foodbrands America, Inc., a Delaware corporation ("Foodbrands") and Thorn Apple Valley, Inc., a Michigan corporation ("TAV") with reference to the following:

                 (i) Foodbrands and certain of its affiliates, as Sellers, and TAV, as Purchaser, are parties to an Asset Purchase Agreement dated as of the 29th day of April, 1995 as amended by First Amendment to Asset Purchase Agreement dated as of May 26, 1995 (the "Purchase Agreement");

                 (ii) Terms used herein, which are not otherwise defined, shall have the meanings set forth in the Purchase Agreement;

                 (iii) Pursuant to the Purchase Agreement, TAV has this date purchased the Facilities and other assets previously operated as the Division by Foodbrands;

                 (iv) Foodbrands provides certain services and functions to the Division which are not included in the Purchased Assets and it is not practical for TAV to provide all of these services immediately upon consummation of the Purchase Agreement; and

                 (v) TAV desires to have Foodbrands to continue to perform certain of the services previously provided by Foodbrands, as hereinafter specifically set forth.

                 NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Foodbrands and TAV agree as follows:

                 1. Term; Extended Term. This Agreement shall commence on the Closing Date and shall continue, unless terminated sooner by agreement of the parties or upon not less than sixty days notice by TAV, for six months after the Closing Date. TAV, upon written notice given to Foodbrands not less than 30 days prior to the end of the then existing term, has two options to extend this Agreement for an additional three months on each option(the "Extended Term"). During the Extended Term all provisions of this Agreement shall continue unaffected; provided, TAV shall reimburse Foodbrands for all increased expenses and out-of-pocket cost, subject to reasonable documentation provided by Foodbrands, resulting to Foodbrands as a result of TAV extending the term, including without limitation, any cost resulting from the expansion (purchase of additional hardware or otherwise) of the MIS System as reasonably determined by Foodbrands to accommodate TAV's use during the Extended Term.

                 2.       Office Space.    In accordance with the terms of this
Agreement, Foodbrands will, or will cause its subsidiaries to,

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provide to TAV office space at the corporate headquarters of Foodbrands in
Oklahoma City, Oklahoma (consisting of Suite 900W, 2601 Northwest Expressway, and referenced to herein as the "Corporate Premises") and at the Edwardsville, Kansas facility of Foodbrands (the "Edwardsville Premises"), of the nature and quality as previously utilized by the employees of the Division which are hired by TAV (the "Transferred Employees") at such locations. Foodbrands is not guaranteeing or agreeing to provide space of any specific location or square footage, but is agreeing to provide space consistent with the needed at such locations by the Transferred Employees. Foodbrands may, from time to time, require TAV to relocate the Transferred Employees within any given building but will give TAV reasonable notice under the circumstances. The use and occupancy by TAV of the space is subject to the following:

                          2.1     Certain personal property within the space
previously occupied by the Transferred Employees is being transferred to TAV at Closing; other personal property at such locations is used by the Transferred Employees but is owned by Foodbrands. To the extent the Transferred Employees used such personal property of Foodbrands in connection with their employment by the Division, the use of the office space in question includes the use of such personal property. The office space and the personal property, if applicable, to be provided pursuant to this Agreement shall be referred to as the "Premises" or as the Corporate Premises or Edwardsville Premises, where applicable.

                          2.2     The Premises will be used by TAV solely for
the purpose of conducting its continuation of the business previously conducted by the Division.

                          2.3     The rent payable for the Corporate Premises
shall be equal to the actual cost of such space to Foodbrands; no additional rent is payable for the Edwardsville Premises. The rent owed pursuant to this
Section 2.3 shall be payable on or before the 8th day of each calendar month throughout the term of this Agreement, and shall be paid in advance. The current amount of rent for the Corporate Premises is $7,600 per month; Foodbrands will notify TAV of any increase or additional charges attributable to the Corporate Premises.

                          2.4     TAV's use of the Premises shall be in
compliance with all applicable laws and the terms of all leases pursuant to which Foodbrands holds the Premises. TAV shall not be responsible for any maintenance and repair of the Premises nor responsible for any routine janitorial services. Upon expiration of this Agreement, Tenant will vacate and surrender the Premises in the condition they were in on the date hereof, except for ordinary wear and tear. TAV shall make no alteration, addition, or improvement in or to the Premises without Foodbrands' prior written consent.





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                          2.5     The use of the Edwardsville Premises includes
all utility services used on or from the Edwardsville Premises during the term hereof consistent with the utility services previously provided to such
Premises.    TAV's use of the utility services shall be limited to those reasonably necessary for the operations of its business consistent with past practice of the Division. By way of illustration and not limitation, Foodbrands is not required to provide separate telephone lines or special utilities required by any computer equipment used by TAV, except to the extent such services are already available to such Premises. All utility services provided at the Corporate Premises will be the responsibility of TAV.
Foodbrands shall not be liable for any damage caused by any interruption or failure of utility services to the Premises.

                          2.6     At the Edwardsville Premises TAV shall have
access to and be permitted to use the administrative office services provided by Foodbrands at such location, consistent with past practices.
"Administrative office services" shall mean use of copying machines, postage and mailing services and reception services. There shall be no additional charge for administrative office services other than for actual postage charges, so long as TAV's use thereof is reasonable and consistent with past practice. All existing telephone equipment is and shall continue to be owned by Foodbrands. Foodbrands will bill TAV separately for all long distance charges attributable to TAV and shall bill TAV its pro rata (based on number of employees using telephones) portion of any local and services charges. All administrative office services and telephone charges at the Corporate Premises shall be the responsibility of Foodbrands provided, however, TAV shall be responsible and reimburse Foodbrands for all long distance charges.

                          2.7     All amounts payable under this Section 2 of
this Agreement shall be prorated for any partial period.

                 3. Distribution Center Services. In connection with the operation of Division, Foodbrands previously utilized its distribution center in Edwardsville, Kansas (the "Distribution Center") as the storage and distribution facility for the Division. Foodbrands will continue to provide distribution services for TAV during the term of this Agreement, on the following terms:

                          3.1     Unless otherwise agreed by the parties, all
employees, hourly and salaried of Foodbrands located at the Distribution Center will continue to be employees of Foodbrands and not TAV. All responsibility for and duties relating to billing, accounts receivable, deduction research and resolution, credit management, accounts payable, product management, export sales, inventory management, supply and capital purchasing, meat procurement, legal, tax and cash management, payroll and other services previously provided by Foodbrands for the Division, except to the extent specifically set forth in this Agreement, will be





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performed by employees of TAV who may or may not be located at the Distribution
Center.

                          3.2     Foodbrands will provide reasonable storage
space in the Distribution Center or an adjacent cold storage facility for all finished product of TAV produced from the Facilities or pursuant to the Copack Agreements ("Inventory"). The services to be rendered by Foodbrands pursuant to this Agreement are limited to the Inventory and in volumes consistent with past practices (the "Planned Volume").

                          3.3     The risk of loss for delays, interruptions,
spoilage, breakage and shrinkage shall be with TAV; provided, Foodbrands will be liable to the extent that its acts constitute gross negligence or willful misconduct. Any damage or destruction to Inventory caused by personnel of Foodbrands during the term of this Agreement shall be the responsibility of Foodbrands and Foodbrands shall reimburse TAV the book value of such Inventory based on the same accounting convention and methodology currently used and consistently applied by Foodbrands. TAV will obtain business interruption and other insurance insuring the Inventory; such insurance will contain provisions waiving any subrogation rights against Foodbrands.

                          3.4  TAV is responsible for procuring and
coordinating the shipping of Inventory to the Distribution Center. All deliveries will be made to the Distribution Center in accordance with the established policies and procedures of Foodbrands.

                          3.5     Foodbrands will provide transportation and
traffic services from the Distribution Center for TAV during the term of this Agreement. "Transportation and traffic services" shall mean the shipping and distribution of the Inventory from the Distribution Center in accordance with orders and shipping instructions supplied by TAV. All orders and shipping instructions of TAV will be supplied by TAV and processed by Foodbrands in accordance with its established policies and procedures and in accordance with past practices for the Division. Shipments of the Inventory in accordance with such orders and shipping instructions will be made by carriers operating under contract with Foodbrands and will be consolidated with other shipments being made by Foodbrands for its own account. All actual costs and expenses associated with shipping the Inventory shall be the responsibility of Foodbrands. TAV shall pay Foodbrands for all transportation and traffic services in accordance with the freight arbitrary rates set forth on Schedule 3(B) hereto. Foodbrands will provide to TAV on a daily basis copies of all bills of lading and other shipping reports reflecting the amounts shipped during such period. TAV shall pay Foodbrands the amount due and owing for such transportation and traffic services within seven (7) days after receipt of the invoice. In the absence of manifest error, the





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records maintained in the ordinary course of business by Foodbrands shall be controlling.

                 3.6 TAV acknowledges that Foodbrands is not responsible or liable for any acts of the carriers utilized by Foodbrands for the shipping of the Inventory. Without limiting the generality of the foregoing, Foodbrands will not be liable to TAV for any delays caused by the carrier nor for any damage or spoilage occurring to the Inventory while in the hands of the carrier. Foodbrands will assign to TAV or otherwise assist TAV in collecting any damages or reimbursement Foodbrands may be entitled to recover from a carrier with respect to the Inventory.

                 4. MIS and Computerized Business Systems. Prior to the Closing, Foodbrands provided to the Division access to its computers and management information system (the "MIS Services"). Foodbrands agrees to continue to provide the MIS Services as previously provided to the Division on the following terms:

                          4.1     The existing MIS Services will be provided on
an "AS IS" basis. Foodbrands will be responsible for any routine upkeep required to keep the system running in accordance with past practices of Foodbrands. Any incremental expense incurred on the existing system to allow TAV to continue to use the MIS Services, will be charged to TAV at the actual out-of-pocket costs to Foodbrands. To the extent reasonably practicable, Foodbrands will accommodate any request for modifications made by TAV, provided, TAV will bear all actual expenses incurred. TAV acknowledges that Foodbrands is not and cannot be responsible for processing and resultant output thereof. Foodbrands makes no warranty, expressed or implied, with respect to the MIS Services, nor does Foodbrands guarantee the correctness of any information furnished under such services except that Foodbrands will use its reasonable best efforts to correct any errors in accordance with past practices.

                          4.2     All data, documents, material and information
("Data") arising after the Closing Date relating to the Purchased Assets and TAV's operation thereof will remain the property of TAV. It will be the responsibility of TAV to transmit all Data necessary for Foodbrands to perform the MIS Services to Foodbrands' equipment. Foodbrands shall have no responsibility or liability for any delay, damage or loss resulting from transportation, transmission or processing of the Data. Upon termination of this Agreement, Foodbrands will cooperate and assist TAV (excluding any obligation to make out-of-pocket expenditures) in transferring the Data to TAV and will delete the Data from the MIS System; provided, Foodbrands will keep a tape medium copy of the Data for its records.

                          4.3     All software, systems, programs and modules
("Software") and all equipment ("Hardware") associated with the MIS Services, other than the equipment which was assigned to TAV





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pursuant to the Purchase Agreement, shall remain the property of Foodbrands.
TAV is not granted any rights in or to such Software or Hardware other than the limited access granted during the term of this Agreement.

                          4.4  TAV may cause to be installed, at TAV's expense,
necessary telephone lines, communications equipment and software (all subject to the reasonable approval of Foodbrands), to allow TAV to establish a communications link between TAV's IBM AS/400 computer and Foodbrands, IBM AS/400 computer located at its Oklahoma City office for purposes of transmitting Data relating to the Division.

                          4.5  TAV agrees that (i) TAV will not provide access
to the MIS Services to any other person, (ii) TAV will not provide access to the MIS Services to any employees or agents of TAV except those conducting the business previously conducted by the Division, and (iii) no employee or agent of TAV will access, copy or utilize any Data of Foodbrands. Foodbrands may terminate this Agreement without notice for a material violation of this
Section 4.5.

                          4.6  Foodbrands will perform routine backup
procedures of the MIS System in accordance with past practices.

                 5. Fees. In addition to the rent and fees payable pursuant to Sections 2.3 and 3.5 above, TAV shall pay to Foodbrands, on a monthly basis no later than the 8th day of each month, in advance, an amount equal to $59,400 per week less the cost of any salaried employees of Foodbrands at the Distribution Center hired by TAV as described in Section 3.1 above. To the extent the actual volume of Inventory delivered to or shipped from the Distribution Center is in excess of 110% of the Planned Volume, TAV shall reimburse Foodbrands for any incremental cost incurred by Foodbrands as a result of such increase.

                 6. Indemnification by TAV. TAV shall defend, indemnify and hold Foodbrands, its subsidiaries and each of their respective shareholders, affiliates, officers, directors, employees, agents, successors and assigns from and against each and every loss, damage, injury, harm, detriment, decline in value, lost opportunity, liability, exposure, claim, demand, proceeding, settlement, judgment, award, fine, penalty, tax, fee, charge, cost or expense (including, without limitation, interest, penalties, costs of preparation and investigation, and the fees, disbursements and expenses of any attorney or other professional advisor) arising out of, or relating, directly or indirectly to or resulting from: (i) the conduct of TAV's business on the Premises; and (ii) any acts or omissions of any employees, agents, servants, invitees, or licensees of TAV or any of its subsidiaries, employees or agents. Foodbrands may, from time to time, request that TAV provide Foodbrands with evidence that TAV has general liability insurance





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of a nature and amount reasonably acceptable to Foodbrands, with Foodbrands named as an additional insured thereunder.

                 7. Limitation of Liability. Foodbrands will not be liable for any loss of business, special, incidental or consequential damages of any kind, even if Foodbrands has been advised of the possibility of such damage, including losses suffered by any buyer from TAV, notwithstanding the cause for any such loss or damage.

                 8. Force Majeure. If because of any occurrence or condition beyond the reasonable control of Foodbrands, Foodbrands is unable to carry out any of its obligations under this Agreement, and if Foodbrands promptly gives to TAV at the beginning of the period of force majeure or soon thereafter as is practical under the circumstances written notice of such cause, then in such event, Foodbrands shall be at liberty to suspend the performance by both parties under this Agreement during the continuance of the events or conditions causing delay, or prevention, and no liability for damage shall attach to either party for such suspension. Foodbrands shall take all reasonable measure to resume performance under this Agreement at the earliest possible time except Foodbrands reserves the right to settle strikes on its own decision. The term "force majeure" shall include without limitation, acts of God; acts of the public enemy; insurrections; riots, labor disputes; labor or material shortages; fires; explosions; floods; weather conditions; breakdown or damage to plants, railroads, equipment or facilities not resulting from lack of due diligence on the part of the parties to this Agreement or their agents; subcontractors' embargoes; orders or acts of civil or military authority; requirements of any government and other causes of similar nature which wholly or partly prevent the delivery, loading, transportation, transfer of the commodities hereunder or provision of the surfaces contemplated hereby.

                 9. Confidentiality by TAV. TAV acknowledges that TAV will be exposed to confidential and proprietary subject matter which may constitute trade secrets of Foodbrands and accordingly, TAV agrees that the Information (as defined below) of Foodbrands shall be deemed confidential. Neither TAV, nor its officers, directors, employees or agents shall (i) make copies of, take, distribute or reveal the contents of all or any portion of any computer programs (source code or modules), program documentation, user manuals, Data, shipping information, rates, charges, customer lists, suppliers, product information, distribution methods, proprietary information, methods or processes (the "Information") of Foodbrands without the written consent of an officer of Foodbrands; or (ii) use the Information of Foodbrands in a manner which would be harmful to Foodbrands or its customers, or which would give TAV a competitive advantage as a result of using this Information. Nothing contained in this Section shall be construed as prohibiting TAV, its officers, directors, employees or agents





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from utilizing in any manner, knowledge and experience of a general nature or such Information as is available to the public in general. The provisions of this Section 9 shall survive the termination of this Agreement for a term of two years.

                 10. Confidentiality by Foodbrands. Foodbrands acknowledges that Foodbrands will be exposed to confidential and proprietary subject matter which may constitute trade secrets of TAV and accordingly, Foodbrands agrees that the Information (as defined below) of TAV shall be deemed confidential. Neither Foodbrands, nor its officers, directors, employees or agents shall (i) make copies of, take, distribute or reveal the contents of all or any portion of any computer programs (source code or modules), program documentation, user manuals, Data, shipping information, rates, charges, customer lists, suppliers, product information, distribution methods, proprietary information, methods or processes (the "Information") of TAV without the written consent of an officer of TAV; or (ii) use the Information of TAV in a manner which would be harmful to TAV or its customers, or which would give Foodbrands a competitive advantage as a result of using this Information. Nothing contained in this Section shall be construed as prohibiting Foodbrands, its officers, directors, employees or agents from utilizing in any manner, knowledge and experience of a general nature or such Information as is available to the public in general. The provisions of this
Section 10 shall survive the termination of this Agreement for a term of two years.

                 11. Assignments. This Agreement and all rights and duties hereunder shall not, without the prior written consent of the parties hereto, be assigned by either of the parties hereto or by operation of law. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

                 12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Oklahoma.

                 13. Sales Tax. All applicable state and local sales taxes shall be added to the charges to TAV contemplated by this Agreement.

                 14. Attorneys' Fees. If any action or proceeding is commenced by any party hereto for the purpose of enforcing any provision of this Agreement, the prevailing parties in such action or proceeding may receive as part of any award, judgment, decision or resolution of such action or proceeding, their cost and reasonable attorneys' fees.

                 15. Entire Agreement. This Agreement, together with the Schedules hereto, contains the entire understanding of the parties with regard to the subject matter hereof, supersedes all prior





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agreements and understandings relating to the subject matter hereof, and shall not be amended except by a written instrument hereafter signed by all the parties hereto.

                 16. Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

                 17. Disputes. Any disputes arising under the provisions of this Agreement shall be resolved by means of arbitration in accordance with
Section 15.10 of the Purchase Agreement.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                      FOODBRANDS AMERICA, INC. a Delaware
                                      corporation



                                      By /s/ R. Randolph Devening
                                         --------------------------------------
                                         R. Randolph Devening, President


                                      THORN APPLE VALLEY, INC. a Michigan
                                      corporation



                                      By /s/ Louis Glazier
                                         --------------------------------------
                                         Louis Glazier, Executive Vice President
                                         Finance and Administration





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